Immediate Release
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Erika Nielsen
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BorgWarner appoints Jan Carlson to Board of Directors

Auburn Hills, Michigan, July 29, 2010, BorgWarner announced today that Jan Carlson, 50, has been named to its board of directors and will serve on its compensation committee.  Mr. Carlson was appointed President and Chief Executive Officer and Director of Autoliv in early 2007.

"Jan Carlson brings a strong global business and European background to our board of directors," said Timothy M. Manganello, Chairman and CEO. "His experience leading a company with a similar manufacturing and sales footprint will provide us pertinent insights as we continue to strengthen and grow our company."

Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President for Engineering of Autoliv and a member of the Company’s Executive Committee.

Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within Saab aircraft group specializing in commercializing military technologies.

Mr. Carlson has a Master of Science degree in Physical Engineering from the University of Linköping, Sweden.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.